UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                   May 8, 2006

                Date of report (Date of earliest event reported)


                       Integrated Device Technology, Inc.
             (Exact name of registrant as specified in its charter)



   Delaware                        0-12695                        94-2669985
  (State of                      (Commission                    (IRS Employer
Incorporation)                   File Number)                Identification No.)


            6024 Silver Creek Valley Road, San Jose, California 95138
               (Address of principal executive offices) (Zip Code)


                                 (408) 284-8200
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

     On May 3, 2006, the board of directors of Integrated Device Technology, Inc. (the "Company"), approved certain updates to the Company's Incentive Compensation Plan ("Incentive Compensation Plan") in which the Company's executive officers (including the Chief Executive Officer) are eligible to participate. The Incentive Compensation Plan provides for certain cash incentive compensation for the Company's eligible employees for the achievement of certain individual, unit and Company-wide performance goals. The Incentive Compensation Plan was established to align employee goals and efforts with the Company's goals and direction. The Incentive Compensation Plan is intended to encourage outstanding performance, share the benefits of successful Company performance with eligible employees, enhance teamwork and support a consistent process for establishing, measuring and rewarding performance.

     For fiscal year 2007, the board of directors approved specific threshold, target and maximum performance values for Company-wide performance based on the Company's non-GAAP earnings per share ("EPS"). The payout scale under the Incentive Compensation Plan will have specific achievement levels assigned to each EPS value, with the level of the Company's achievement of the target EPS value resulting in an achievement factor expressed as a percentage. For fiscal year 2007, if the Company does not meet the minimum EPS value, a 0% EPS achievement factor is applied; if the Company meets the minimum EPS value, a threshold 50% EPS achievement factor is applied; and if the Company meets the target EPS value, the target 110% EPS achievement factor is applied. The maximum EPS achievement factor for fiscal year 2007 is 200%.

     In addition, on May 3, 2006, the compensation committee of the board of directors recommended and the board of directors approved annual cash bonus awards earned during fiscal year 2006 for certain executive officers and other key employees under the Incentive Compensation Plan. As approved, the Company will pay a cash bonus award to the Company's named executive officers as follows: Gregory S. Lang $288,000, Clyde R. Hosein $117,837, Chuen-Der Lien $111,567, Mike Hunter $116,008, and Jimmy J. M. Lee $107,808.

     The Company intends to provide additional information regarding the compensation awarded to the named executive officers for the 2006 fiscal year in the Company's proxy statement for the 2006 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission in July 2006.


Item 2.02. Results of Operations and Financial Condition.

     The information in this Current Report, including the Exhibit 99.1 attached hereto, is furnished pursuant to Item 2.02 of this Form 8-K. Consequently, it is not deemed "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Current Report.



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

     On May 8, 2006, Integrated Device Technology, Inc. (the "Company") announced its results of operations and financial condition as of and for the quarter ended April 2, 2006 in a press release that is attached hereto as
Exhibit 99.1.

     The Company's press release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the press release of the non-GAAP financial measures to the most directly comparable GAAP financial measures included in the press release.

     The foregoing description is qualified in its entirety by reference to the Company's Press Release dated May 8, 2006, a copy of which is attached hereto as
Exhibit 99.1 and incorporated herein by reference.


Item 7.01 Regulation FD Disclosure.

     On May 8, 2006, the Company also announced that its board of directors has approved a new $50 million share repurchase program, which the Company expects to commence in the current quarter. The Company's prior share repurchase program of $75 million was completed during the Company's fiscal fourth quarter of 2006. Under the prior program, the Company repurchased approximately 5.7 million shares.

     Repurchases under the Company's new stock repurchase program may be made from time-to-time in the open market and in negotiated transactions, including block transactions or accelerated stock repurchase transactions, at times and at prices considered appropriate by the Company. The repurchase program is effective immediately and may be discontinued at any time. As of April 2, 2006, IDT had approximately 198 million shares outstanding and approximately $296 million in cash and cash equivalents.


Item 9.01 Financial Statements and Exhibits.

       (d)  Exhibits.

               99.1     Press Release dated May 8, 2006.





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

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2006

                                    INTEGRATED DEVICE TECHNOLOGY, INC.




                               By:  /s/ Clyde R. Hosein
                                    --------------------------------------------
                                    Clyde R. Hosein
                                    Vice President and Chief Financial Officer
                                    (duly authorized officer)







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

                                  EXHIBIT INDEX

Exhibit No      Description


99.1            Press Release dated May 8, 2006.











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